EXHIBIT 12.1

Equity Office Properties Trust
Statement of Earnings to Fixed Charges
(Dollars in thousands)

	For the years ended December 31,
	2004	2003	2002	2001	2000
Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures	$150,308	$417,943	$616,143	$463,216	$400,859

Plus Fixed Charges:
Interest expense	834,417	816,084	805,458	723,348	517,787
Capitalized interest	4,648	10,089	20,466	23,537	14,277
Loan amortization cost	15,337	6,943	4,931	15,137	11,311

Fixed charges	854,402	833,116	830,855	762,022	543,375

Plus amortization of capitalized interest	2,577	1,994	1,636	1,226	1,026
Plus distributed income of investments in unconsolidated joint ventures	66,829	87,624	149,224	82,409	63,942
Less capitalized interest	(4,648)	(10,089)	(20,466)	(23,537)	(14,277)
Less minority interest in pretax income of subsidiaries that have not incurred fixed charges	(3,962)	(2,217)	(2,345)	(2,333)	(768)

Total	60,796	77,312	128,049	57,765	49,923

Earnings	$1,065,506	$1,328,371	$1,575,047	$1,283,003	$994,157

Fixed charges	$854,402	$833,116	$830,855	$762,022	$543,375

Earnings to fixed charges	1.2	1.6	1.9	1.7	1.8